Exhibit 99.1
FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Commercial Trust	CONTACT:	Investor Relations
	17950 Preston Road, Suite 600		972-349-3235
	Dallas, TX 75252		www.pmctrust.com
PMC Commercial Trust Announces Third Quarter and Year-to-Date Financial Results
PMC Commercial Trust
NYSE Amex (Symbol PCC)
www.pmctrust.com

Dallas, TX	November 8, 2011
PMC Commercial Trust (NYSE Amex: PCC) announced third quarter and year-to-date financial results today.
Income from continuing operations during the third quarter of 2011 was $1,232,000 ($0.12 per share). These earnings represented a 0.8% decrease from our third quarter 2010 income from continuing operations of $1,242,000 ($0.11 per share). Our 2011 year-to-date income from continuing operations decreased to $3,591,000 ($0.34 per share) from $3,735,000 ($0.35 per share) during the nine months ended September 30, 2010, representing a 3.9% decrease.
Net income during the third quarter of 2011 was $733,000 ($0.07 per share) compared to $1,207,000 ($0.11 per share) during the third quarter of 2010 primarily as a result of impairment losses of $418,000 on our real estate owned. Our 2011 year-to-date net income decreased to $2,988,000 ($0.28 per share) from $3,708,000 ($0.35 per share) during the nine months ended September 30, 2010, representing a 19.4% decrease primarily due to impairment losses of $650,000 on our real estate owned.
Management Remarks
Lance B. Rosemore, Chairman of the Board of Trust Managers, stated, “To efficiently use our capital, we continue to emphasize the SBA 7(a) loan program as our primary loan product. This program can maximize profitability through the sale of the government guaranteed portion of these loans. In addition, we have issued $5 million of the $15 million SBIC debenture commitment and are working to originate loans utilizing these funds. These debentures, along with our $30 million revolving credit facility, have given us some flexibility in the loan programs that we are currently able to offer. As a result, we anticipate $40 million to $45 million of fundings this year compared to approximately $38 million in 2010.
“The portfolio is comprised primarily of hospitality loans. At the present time, experts are predicting continued improvement in the metrics related to the hospitality industry. We anticipate these trends will continue and help to reduce delinquencies and problem assets. However, the continued oversupply of lender-owned commercial real estate properties has impacted the values in the marketplace. We have marked-down our real estate owned to current market value and continue our efforts to dispose of these assets. These mark-downs had a negative impact on our earnings.
“Earnings continue to be impacted by low interest rates since our portfolio is predominantly tied to variable rates. As a result, as rates rise, we have the potential for upside revenue growth. While we and others have been faced with a difficult economy and market, we are proud that we provided our 71st consecutive profitable quarter.”

PMC COMMERCIAL TRUST	Earnings Press Release	November 8, 2011
Financial Position
•	Our total assets increased to $260.8 million at September 30, 2011 compared to $252.1 million at December 31, 2010 and $250.5 million at September 30, 2010.
•	Our retained loan portfolio increased to $237.1 million at September 30, 2011 compared to $234.9 million at December 31, 2010 and $233.1 million as of September 30, 2010.
•	Our serviced loan portfolio increased to $292.3 million at September 30, 2011 compared to $284.5 million at December 31, 2010.
Portfolio Information
•	During the nine months ended September 30, 2011, we originated $21.4 million of SBA 7(a) loans compared to $27.6 million during the comparable nine months of 2010.
•	Our pipeline of outstanding loan commitments was $25.8 million at September 30, 2011 compared to $16.5 million at December 31, 2010.
•	We anticipate our 2011 loan fundings to be between $40 million and $45 million.
•	We anticipate our 2012 loan fundings to be between $50 million and $60 million.
•	Our loan loss reserves have increased and were $1,827,000 at September 30, 2011 compared to $1,609,000 at December 31, 2010 and $1,658,000 at September 30, 2010.
Liquidity
•
Our $30 million revolving credit facility matures on June 30, 2014. Borrowings under the facility are unsecured. The interest rate is prime less 50 basis points or the 30-day LIBOR plus 2%, at our option.

•
The total amount available under the facility of initially $30 million is subject to increase as follows: (1) on January 1, 2012, the $30 million would automatically increase by $5 million to $35 million and (2) on January 1, 2013, the $30 million or $35 million (as applicable at the time) would automatically increase by $5 million to $35 million or $40 million, as applicable, provided there is no event of default or potential default on these dates and the non-performing loan ratio, as defined, is not more than 20% on these dates.

•
During June 2011 we received commitments from the SBA for $15 million in SBIC debentures. We are currently marketing to eligible small businesses to originate SBIC loans. During September one of our SBIC subsidiaries issued $5 million of debentures. The debentures were priced at 2.877% plus an annual fee of 0.515%.

•
We repaid the 1998 Partnership structured notes of $2.7 million on October 3, 2011 using our reserve fund and the revolving credit facility. We will repay the 2000 Joint Venture structured notes ($8.7 million at September 30, 2011) on November 15, 2011 using our reserve fund and the revolving credit facility. The 2000 Joint Venture notes bear interest at a fixed rate of 7.28% compared to prime less 50 basis points or the 30-day LIBOR plus 2%, at our option, on the revolving credit facility.

Modified Cash
As a REIT, our earnings are typically used to fund our dividends. Since operating cash flows also include lending activities, it is necessary to adjust our cash flow from operating activities for our lending activities to determine coverage of our dividends from operations. Therefore, we adjust net cash flow from operating activities to “Modified Cash.” Management believes that our modified cash available for dividend distributions (“Modified Cash”) is a more appropriate indicator of operating cash coverage of our dividend payments than cash flow from operating activities. Modified Cash is calculated by adjusting our cash flow from operating activities by (1) the change in operating assets and liabilities and (2) loans funded, held for sale, net of proceeds from sale of guaranteed loans and principal collected on loans (“Operating Loan Activity”). Modified Cash is one of the measurements used by our Board of Trust Managers in its determination of dividends and their timing. In respect to our dividend policy, we believe that the disclosure of Modified Cash adds additional transparency to our dividend calculation and intentions. However, Modified Cash may differ significantly from dividends paid due to timing differences between book income and taxable income and timing of payment of dividends to eliminate or reduce Federal income taxes or excise taxes at the REIT level.

PMC COMMERCIAL TRUST	Earnings Press Release	November 8, 2011
The following reconciles net cash used in operating activities to Modified Cash:

	Nine Months Ended
	September 30,
	2011	2010
	(In thousands)
Net cash used in operating activities	$(4,359)	$(18,389)
Change in operating assets and liabilities	332	(576)
Operating Loan Activity	8,049	23,543

Modified Cash	$4,022	$4,578

Dividends
•	In 2011, regular quarterly dividends on our common shares of $0.16 per share were declared in March, June and September and paid in April, July and October.
•	Since inception in 1993, we have paid $176.0 million in dividends or $23.64 per common share.
•	During 2011, dividends declared were $2.1 million greater than our net income and $1.1 million greater than our Modified Cash.
Financial Position Information

	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
	2011	2011	2011	2010	2010
	(In thousands, except per share information)
Loans receivable, net	$235,426	$232,292	$233,443	$233,218	$231,326
Total assets	$260,826	$252,801	$251,580	$252,127	$250,523
Debt	$104,028	$95,510	$93,447	$92,969	$90,881
Total equity	$148,730	$149,652	$149,881	$150,560	$151,623
Shares outstanding	10,575	10,575	10,570	10,560	10,560
Net asset value per share	$14.06	$14.15	$14.18	$14.26	$14.36

PMC COMMERCIAL TRUST	Earnings Press Release	November 8, 2011
PMC Commercial Trust and Subsidiaries
Comparative Results of Operations

	Three Months Ended Sept. 30,			Nine Months Ended Sept. 30,
	2011	2010	Inc (Dec) %	2011	2010	Inc (Dec) %
	(Dollars in thousands, except per share information)
Income:
Interest income	$3,342	$3,483	(4%)	$10,098	$10,198	(1%)
Other income	467	820	(43%)	1,614	1,495	8%

Total revenues	3,809	4,303	(11%)	11,712	11,693	—

Expenses:
Interest	941	1,042	(10%)	2,871	3,042	(6%)
Salaries and related benefits	1,047	986	6%	3,263	2,897	13%
General and administrative	615	450	37%	1,663	1,662	—
Impairments and provisions	(17)	487	(103%)	362	389	(7%)

Total expenses	2,586	2,965	(13%)	8,159	7,990	2%

Income before income tax benefit (provision) and discontinued operations	1,223	1,338	(9%)	3,553	3,703	(4%)

Income tax benefit (provision)	9	(96)	(109%)	38	32	19%

Income from continuing operations	1,232	1,242	(1%)	3,591	3,735	(4%)

Discontinued operations	(499)	(35)	1,326%	(603)	(27)	2,133%

Net income	$733	$1,207	(39%)	$2,988	$3,708	(19%)

Basic weighted average shares outstanding	10,575	10,558		10,569	10,552

Basic and diluted earnings per share:
Income from continuing operations	$0.12	$0.11		$0.34	$0.35
Discontinued operations	(0.05)	—		(0.06)	—

Net income	$0.07	$0.11		$0.28	$0.35

PMC COMMERCIAL TRUST	Earnings Press Release	November 8, 2011
PMC Commercial Trust and Subsidiaries
Quarterly Operating Results

	Three Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
	2011	2011	2011	2010	2010
	(In thousands)
Revenues:
Interest income	$3,342	$3,389	$3,367	$3,339	$3,483
Other income	467	458	689	431	820

Total revenues	3,809	3,847	4,056	3,770	4,303

Expenses:
Interest	941	957	973	974	1,042
Salaries and related benefits	1,047	1,099	1,117	1,030	986
General and administrative	615	544	504	506	450
Provision for (reduction of) loan losses	(17)	66	313	252	487

Total expenses	2,586	2,666	2,907	2,762	2,965

Income before income tax benefit (provision) and discontinued operations	1,223	1,181	1,149	1,008	1,338

Income tax benefit (provision)	9	54	(25)	99	(96)

Income from continuing operations	1,232	1,235	1,124	1,107	1,242

Discontinued operations	(499)	104	(208)	(518)	(35)

Net income	$733	$1,339	$916	$589	$1,207

PMC COMMERCIAL TRUST	Earnings Press Release	November 8, 2011
Taxable Income
REIT Taxable Income:
REIT taxable income is presented to assist investors in analyzing our performance and is a measure that is presented quarterly in our consolidated financial statements and is one of the factors utilized by our Board of Trust Managers in determining the level of dividends to be paid to our shareholders.
The following reconciles net income to REIT taxable income:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(In thousands)

Net income	$733	$1,207	$2,988	$3,708
Book/tax differences:
Gains related to real estate	—	—	(235)	387
Amortization and accretion	(17)	(25)	(50)	(76)
Loan valuation	(223)	369	(76)	(189)
Impairment losses	395	—	604	—
Other, net	17	(67)	50	(222)

Subtotal	905	1,484	3,281	3,608

Adjustment for TRS net loss (income), net of tax	40	(169)	140	124

REIT taxable income	$945	$1,315	$3,421	$3,732

Distributions declared	$1,692	$1,690	$5,075	$5,067

Weighted average common shares outstanding	10,575	10,558	10,569	10,552

PMC COMMERCIAL TRUST	Earnings Press Release	November 8, 2011
Combined Taxable Income:
Primarily as a result of the timing differences for gain recognition on Secondary Market Loan Sales, our combined REIT taxable income and TRS’s taxable income (net of current income tax expense) is materially different than our net income. The following table reconciles our net income to our Adjusted Taxable Income, Net of Current Tax Expense:

	Nine Months Ended September 30, 2011
	Combined	REIT	TRS’s
	(In thousands, except footnotes)
Net income (loss)	$2,989	$3,129	$(140)
Book vs. tax timing differences	1,426	293	1,133 (1)

Taxable income	4,415	3,422	993
Special item (2)	(448)	(448)	—

Taxable Income, adjusted for special item	3,967	2,974	993
Current income tax expense	(338)	—	(338)

Adjusted Taxable Income, Net of Current Tax Expense	$3,629	$2,974	$655

	Nine Months Ended September 30, 2010
	Combined	REIT	TRS’s
	(In thousands, except footnotes)
Net income (loss)	$3,708	$3,832	$(124)
Book vs. tax timing differences	1,559	(100)	1,659 (1)

Taxable income	5,267	3,732	1,535
Current income tax expense	(532)	—	(532)

Adjusted Taxable Income, Net of Current Tax Expense	$4,735	$3,732	$1,003

(1)	Includes $1,115,000 and $2,046,000 of timing differences during 2011 and 2010, respectively, related primarily to Secondary Market Loan Sales.

(2)	Recognition of deferred gain for tax purposes on the property previously owned by our off-balance sheet variable interest entity.
Adjusted Taxable Income, Net of Current Tax Expense is defined as reported net income, adjusted for book versus tax timing differences and special items. Special items may include, but are not limited to, unusual and infrequent non-operating items. We use Adjusted Taxable Income, Net of Current Tax Expense to measure and evaluate our operations. We believe that the results provide a useful analysis of ongoing operating trends.
Forward Looking Statements
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “expects,” “anticipates” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of the Company, real estate conditions and market valuations of its shares, which could cause actual results to differ materially from those currently anticipated. The Company’s ability to meet targeted financial and operating results, including loan originations, operating income, net income and earnings per share depends on a variety of economic, competitive, and governmental factors, including changes in real estate market conditions, changes in interest rates and the Company’s ability to access capital under its credit facility or otherwise, many of which are beyond the Company’s control and which are described in the company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect any changes in expectations, subsequent events or circumstances.